Exhibit 99.1

CONSENT OF MTS SECURITIES, LLC

We hereby consent to (i) the inclusion of our opinion letter, dated June 12, 2011, addressed to the Special Committee of the Board of Directors of Trimeris, Inc. (“Trimeris”) as Annex D to the Joint Proxy Statement/Prospectus which forms a part of Amendment No. 1 to the Registration Statement on Form S-4 of Trimeris relating to the proposed merger of Tesla Merger Sub, Inc., a wholly-owned subsidiary of Trimeris, with and into Synageva BioPharma Corp., and (ii) the references to such opinion in such Joint Proxy Statement/Prospectus under the headings “Summary—Opinion of the Financial Advisor to the Special Committee of the Trimeris Board of Directors,” “The Merger—Background of the Merger,” “The Merger—Recommendations of the Trimeris Board of Directors and its Reasons for the Merger” and “The Merger—Opinion of the Financial Advisor to the Special Committee of the Trimeris Board of Directors.” Notwithstanding the foregoing, in giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ MTS Securities, LLC

MTS SECURITIES, LLC

New York, New York

August 22, 2011